Exhibit 4.1

THIRD SUPPLEMENTAL INDENTURE

This Third Supplemental Indenture (this “Third Supplemental Indenture”), dated as of April 9, 2014, among Viasystems, Inc., a Delaware corporation (the “Company”), the Guarantors (as defined in the Indenture) listed on the signature pages hereto, Viasystems Group, Inc., a Delaware corporation (the “Guaranteeing Parent”) and Wilmington Trust, National Association, as trustee under the Indenture referred to below (in such capacity, the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company, the Guarantors and the Trustee have heretofore executed and delivered an Indenture, dated as of April 30, 2012, as amended and supplemented by the First Supplemental Indenture, dated as of May 2, 2012 and the Second Supplemental Indenture dated as of June 27, 2012 (collectively, the “Indenture”), pursuant to which the Company has issued $550,000,000 initial aggregate principal amount of the Company’s 7.875% Senior Secured Notes due 2019 (the “Existing Notes”);

WHEREAS, Section 9.02 of the Indenture provides that the Company, the Guarantors and the Trustee, as applicable, may amend or supplement certain of the provisions of the Indenture with the consent of the Holders of at least a majority in aggregate principal amount of the Notes outstanding, voting as a single class;

WHEREAS, the Company distributed a Consent Solicitation Statement, dated as of April 1, 2014 (the “Consent Solicitation Statement”), in order to solicit consents (the “Consent Solicitation”) from the Holders to the amendment to the Indenture contained herein (the “Amendment”);

WHEREAS, Holders of at least a majority in aggregate principal amount of the Existing Notes outstanding have given and, as of the date hereof, have not withdrawn their consent to the Amendment;

WHEREAS, the amendment contained herein may be effected with the consent of a majority of Holders; and

WHEREAS, the execution of this Third Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture and all acts and requirements necessary to make this Third Supplemental Indenture a valid agreement of the Company, the Guarantors and the Trustee in accordance with its terms have been done.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE 1

NATURE OF AMENDMENT

Section 1.01 Nature of Amendment.

This Third Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.

ARTICLE 2

AMENDMENTS

Section 2.01 Amendment to Section 1.01 of the Indenture.

Section 1.01 of the Indenture is hereby amended as follows:

The definition of “Permitted Liens” is amended to delete the word “and” at the end of clause (17), delete the period and add “; and” at the end of clause (18) and add the following clause thereafter:

(19) Liens on Shared Collateral held by the Collateral Trustee securing Additional Notes in an aggregate principal amount of not more than $50.0 million and the Note Guarantees in respect of such Additional Notes, so long as such Additional Notes and Note Guarantees are issued no later than June 30, 2014.

ARTICLE 3

EFFECTIVENESS

Section 3.01 Effectiveness of Third Supplemental Indenture.

This Third Supplemental Indenture shall become effective upon its execution and delivery by the parties hereto. Notwithstanding the foregoing, the amendment set forth in Article 2 above shall become operative only when all conditions to the Consent Solicitation have been met and the Holders of Existing Notes have received the consent fee described in the Consent Solicitation Statement. If, after the date hereof, the Consent Solicitation is terminated or withdrawn or the other conditions set forth in this Section 3.01 are not satisfied, the amendment set forth in Article 2 hereof shall have no effect and the Indenture shall be deemed to be amended so that it reads the same as it did immediately prior to the date hereof.

ARTICLE 4

MISCELLANEOUS

Section 4.01 Ratification of Indenture.

The Indenture, as supplemented and amended by this Third Supplemental Indenture, is ratified and confirmed, and this Third Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 4.02 No Recourse Against Others.

No past, present or future director, officer, employee, incorporator, stockholder or agent of the Company or any Guarantor shall have any liability for any obligations of the Company or any Guarantor under the Note Documents or this Third Supplemental Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Section 4.03 Successors.

All agreements of the Company and the Guarantors in this Third Supplemental Indenture, the Indenture, the Notes and the Note Guarantees shall bind their respective successors. All agreements of the Trustee in this Third Supplemental Indenture, and in the Indenture shall bind its successor.

Section 4.04 Duplicate Originals.

All parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 4.05 Severability.

In case one or more of the provisions in this Third Supplemental Indenture, in the Indenture, in the Notes or in the Note Guarantees shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

Section 4.06 Capitalized Terms.

All capitalized terms contained in this Third Supplemental Indenture shall, except as specifically provided for herein and except as the context may otherwise require, have the meanings given to such terms in the Indenture.

Section 4.07 Section References.

Section references contained in this Third Supplemental Indenture are to sections in this Third Supplemental Indenture unless the context requires otherwise.

Section 4.08 Headings.

The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Third Supplemental Indenture.

Section 4.09 Recitals.

The recitals hereto are statements only of the Company and the Guarantors and shall not be considered statements of or attributable to the Trustee. The Trustee makes no representations as to the validity or sufficiency of this Third Supplemental Indenture.

Section 4.10 Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS THIRD SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed, all as of the date first above written.

Viasystems, Inc.

By	/s/ Daniel J. Weber
Name: Daniel J. Weber
Title: Vice President, General Counsel and Secretary

Viasystems Corporation, as Guarantor

By	/s/ Daniel J. Weber
Name: Daniel J. Weber
Title: Vice President and Secretary

Viasystems Technologies Corp., L.L.C., as Guarantor

By	/s/ Daniel J. Weber
Name: Daniel J. Weber
Title: Vice President, General Counsel and Secretary

Viasystems Sales, Inc., as Guarantor

By	/s/ Daniel J. Weber
Name: Daniel J. Weber
Title: Vice President and Secretary

Coretec Building Inc.,
as Guarantor

By	/s/ Daniel J. Weber
Name: Daniel J. Weber
Title: Vice President and Secretary

DDi Cleveland Holdings Corp., as Guarantor

By	/s/ Daniel J. Weber
Name: Daniel J. Weber
Title: Vice President and Secretary

Trumauga Properties, Ltd., as Guarantor

By	/s/ Daniel J. Weber
Name: Daniel J. Weber
Title: Vice President and Secretary

Viasystems Group, Inc., as Guaranteeing Parent

By	/s/ Daniel J. Weber
Name: Daniel J. Weber
Title: Vice President, General Counsel and Secretary

Wilmington Trust, National Association,
as Trustee

By	/s/ Lynn M. Steiner
Name: Lynn M. Steiner
Title: Vice President